Exhibit 99.1

For further information, contact Jack B. Lay Senior Executive Vice President and Chief Financial Officer (636) 736-7000
FOR IMMEDIATE RELEASE
REINSURANCE GROUP OF AMERICA ANNOUNCES
PRICING OF SENIOR NOTES
     ST. LOUIS, November 3, 2009 — Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that it has priced an aggregate principal amount of $400 million of senior unsecured notes due 2019 pursuant to a public offering. RGA expects to use the net proceeds from the offering for general corporate purposes.
     The notes have a 10-year final maturity, an issue price of 99.83 percent and feature a fixed rate coupon of 6.45 percent, payable semiannually. RGA expects to complete the offering on November 6, 2009, subject to customary closing conditions.
     This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.
     Copies of the prospectus and prospectus supplement relating to the notes may be obtained by contacting Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, New York, NY 11717 or by telephone at 888-603-5847 or email at barclaysprospectus@broadridge.com, or UBS Securities LLC, Attention: Fixed Income Syndicate, 677 Washington Boulevard, Stamford, Connecticut 06901 or by telephone at 877-827-6444 ext. 561-3884. Before you invest, you should read the prospectus and the prospectus supplement, the registration statement and other documents that RGA has filed with the Securities and Exchange Commission for more complete information about RGA and this offering. Investors may also obtain these documents for free by visiting the EDGAR system on the SEC’s website at www.sec.gov or from the underwriters with your request.
About Reinsurance Group of America
     Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.3 trillion of life reinsurance in force, and assets of $24.2 billion.